Exhibit 99.1

Contact: Allen E. Lyda

(661) 248-3000

TEJON RANCH CO. ANNOUNCES EXERCISE OF FIRST ADDITIONAL INVESTMENT RIGHTS

TEJON RANCH, California, September 7, 2004. Tejon Ranch Co. (NYSE-TRC) today announced the exercise of First Additional Investment Rights to purchase additional common shares of the Company by Smithfield Fiduciary LLC, Highbridge/Zwirn Special Opportunities Fund, L.P., Highbridge/Zwirn Special Opportunities Fund, Ltd., Third Avenue Real Estate Value Fund, and the Third Avenue Small Cap Value Fund. These institutional investors participated in the private placement of common shares that closed on May 6, 2004 raising $40.0 million in equity.

In connection with the exercise of the First Additional Investment Rights the Company issued 308,546 common shares to the buyers for a purchase price per share of $32.41, or aggregate gross proceeds of approximately $10.0 million. The Buyers continue to have Second Additional Investment Rights to purchase 140,248 Common Shares at an exercise price of $35.65 per share. The Second Additional Investment Rights are exercisable until 180 days after the effectiveness of a registration statement filed by the Company covering the resale of shares of the common stock both sold at the original private placement closing and underlying the First and Second Additional Investment Rights.

The Company expects that it will use the proceeds of the sale to fund its efforts to secure real estate entitlements for planned residential and recreational projects, which it hopes to receive over the coming years. It also intends to use the proceeds to construct infrastructure needed to expand its industrial and commercial center on Interstate 5, the Tejon Industrial Complex.

Tejon Ranch Co. is a growth-oriented, diversified real estate development and agribusiness company, the principal asset of which is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield. More information about Tejon Ranch Co. can be found online at www.tejonranch.com.